Exhibit 10.32

2011 HomeStreet Bank

Management/Support Performance-Based

Annual Incentive Compensation Plan

HomeStreet (the “Company”) provides annual cash incentive opportunities for eligible employees through the use of a performance-based incentive compensation plan (the “Plan”). The annual incentive awards will provide a payment based upon attainment of specified goals that align the interests of employees with the interests of the Company.

PARTICIPATION & ELIGIBILITY

The Plan is limited to selected employees of the Company. Each Plan participant shall be notified of eligibility for participation in the Plan. Additional eligibility requirements are the following:

•	New employees must be employed by September 30 in a given Plan Year to be eligible for an award related to performance in that Plan Year.

•	Employees hired after September 30 must wait until the next fiscal year to be eligible for an award.

•	Employees who become a Plan participant during the year and work a partial year, will receive pro-rated awards based on actual earned base salary during the partial Plan Year.

•	A Plan participant must be an active employee as of the award payout date to earn and receive an award, except for partial awards available in limited circumstances as outlined in this Plan .

•	Plan participants must not be on active written counseling of any kind at the time the award is to be paid in order to earn an award; otherwise the award is neither earned, nor will be paid.

•	Plan participants must receive a minimum performance rating of “meets expectations” for the Plan Year, in order to earn any award.

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Participants will not earn incentive pay if the Participant’s conduct during the Plan Year or before the award is paid is considered by the Company to be a violation of applicable laws or regulations or in violation of the Company’s professional or ethical standards.

PLAN YEAR & PERFORMANCE PERIOD

The Plan operates on a calendar year basis (January 1 to December 31), which is the same as the Performance Period. Plan payouts covering the Performance Period will generally be made after Company financials have been audited and award amounts have been reviewed by the Compensation Committee of the Board of Directors. The Company will attempt to complete this process no later than March 15.

PLAN DESIGN

The Plan design incorporates a tiered approach with annual incentive awards that are linked to the achievement of pre-defined corporate, department and individual performance goals. The pre-defined corporate goals are reviewed and approved by the Compensation Committee of the Board of Directors. The incentive ranges (as a percent of salary) are designed to provide market competitive payouts for the achievement of target and maximum performance goals.

PERFORMANCE OBJECTIVES

The Plan will provide annual incentive awards to Plan participants based on overall Company, department and/or individual performance goals.

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Company Performance Goals – The Company’s goals are determined by using performance history, peer data, market data and management’s judgment of what reasonable levels can be reached, based on previous experience and projected market conditions. Once the target performance is established, the minimum, target and maximum performance and payout levels will also be determined. The specific

Company performance criteria for Plan participants will be recommended by management subject to approval by the Compensation Committee.

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Department and/or Individual Performance – Certain Plan participants may have a portion of their annual incentive award based on a combination of department and/or individual performance criteria. The number of performance criteria included, the specific type of performance criteria to use, and the weighting of each criterion for the overall incentive award will vary based on the position and role of each Plan participant.

AWARD OPPORTUNITIES & CALCULATION

Award opportunity levels, expressed as a percent of salary, will be set for each eligible employee for each Plan Year. The actual payouts will be calculated as a proportion of minimum, target and maximum performance levels.

•	Minimum Performance – The minimum level of performance needed to begin to be eligible to earn and receive an incentive award.

•	Target Performance – The expected level of performance based upon both historical performance and management’s best judgment of expected performance during the performance period.

•	Maximum Performance – The level of performance, which based upon historical performance and management’s judgment, would be exceptional or significantly beyond the expected.

The Company’s performance will be based on the Company’s success as measured by criteria determined by the Compensation Committee of the Board of Directors, with input from the CEO. The department and/or individual performance will be based on the department and/or Plan participant’s individual success as measured against the predetermined goals. The percentage of payout for overall Company performance and for department and/or individual performance will be allocated based on the specific weighting of the goals, the participant’s annual incentive award tier, and the actual performance compared to the pre-determined Minimum, Target and Maximum performance levels.

ALLOWANCE FOR DISCRETION

Incentive programs allow for final payouts to be discretionarily adjusted based on factors not specifically measured (e.g., the quality of the job being performed, performance sacrifices in other areas).

PLAN TRIGGER

In order for there to be any payout to employees under the Plan, the Company must achieve sufficient net income as established by the Compensation Committee to fund the Plan. A specified pre-tax income threshold must be met for the Corporate component of the Plan to pay awards. Participants may be eligible to receive a portion of the department and/or individual award at the discretion of the Compensation Committee, with input from the CEO if the Company pre-tax income threshold is not met.

PROVISION FOR AWARD ADJUSTMENT

This clause applies to those officers classified as Senior Vice President and above. The Compensation Committee reserves the right to make an adjustment to a participant’s award under the following circumstances:

•	Materially inaccurate financial information was used in determining or setting such incentive award. The claw-back period will be a rolling three year look back.

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A participant’s activities posed material risk to the organization. The claw-back period will be a rolling three year look back. In other words, if the participant’s activities at any time in the preceding three years posed material risk to the Bank, the Bank may claw-back or recover the amount paid to him/her as a result of the material risk.

The Compensation Committee shall determine the amount of any such award paid as a result of the inaccurate information (the “overpayment amount”) or the amount of loss resulting from the material risk presented by the participant’s activities and shall send the participant a notice of recovery, which will specify the overpayment amount or loss and the terms for repayment.

TERMINATION OF EMPLOYMENT/PARTIAL YEAR PAYMENTS

A participant must be an active employee on the date the incentive is paid to earn and receive an award. However, there are exceptions for terminations as a result of the circumstances identified below:

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Eligible employees whose performance otherwise qualifies them for an annual incentive award and whose employment is terminated due to disability can receive a pro-rata award for the Plan Year, even if they are not employed as of the award payout date.

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Eligible employees whose performance otherwise qualifies them for an annual incentive award, attains age 65 (or greater) and voluntarily retires will receive payment for a pro-rata portion of the award based on their retirement date.

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In the event of death, the Company will pay to the participant’s beneficiary the pro-rata portion of the award that had been earned by the participant in the Plan year. The beneficiary will be the person or entity named on the employee’s life insurance beneficiary form, unless otherwise designated in writing by the employee.

•	In the event Plan participant’s employment is terminated as part of a reduction in force or other elimination of his/her position.

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For any Plan participant with a written employment agreement that specifically provides benefits upon termination by HomeStreet without Cause or terminated by the Plan participant for Good Reason, then upon any termination without Cause or by the Plan participant with Good Reason, as those terms are defined in the employment agreement.

Calculation of Partial Year Payment. In the event that a Plan participant qualifies for a partial year payment, the Plan Administrator, in consultation with the Plan participant’s manager(s) and the Compensation Committee of the Board of Directors shall have the discretion to determine the amount of the payout. As a guideline for such determination, the following principles will be taken into consideration: (a) the participant’s Target Incentive shall be multipled by the fraction of the Plan Year that the participant worked, and the Plan participant’s award shall be no more than the product of that calculation; and (b) any portion of the participant’s Target Incentive Award attributable to individual performance shall be set based on evaluation of the individual participant’s performance using input from the participant’s managers. Final calculations of the Partial Year Payment shall be completed after the end of the Plan Year.

Timing of Payment. The partial year payout shall be made at the same time that other Plan participants receive their payments after the end of the Plan Year. This shall generally occur no later than March 15 after the end of the Plan Year, but in no event later than May 15 (or for “specified employees” as defined under Code section 409A, six months after termination of employment, whichever occurs later).

Notwithstanding any other documents or communications to the contrary, employment with the Company is terminable at will, meaning that either the employee or the Company may terminate employment at any time, for any reason, with or without cause and with or without prior notice.

DISPUTES

If there is any dispute about the application of the Plan or any claim or controversy arising out of or relating to the employee-employer relationship that cannot be resolved by negotiation or mediation, the dispute or claim will be resolved by binding arbitration using the most current rules for resolution of employment disputes published by the American Arbitration Association (AAA). The arbitration would take place in the state in which the employee was employed, and would be resolved by an arbitrator that is mutually selected or is designated by the AAA. The arbitrator fees will be paid by the Company. Either party is free to use legal counsel, although that would be at the expense of each party. The arbitrator has the right to impose a remedy that he or she believes is appropriate for the situation, which could include an award of attorneys’ fees and costs to the prevailing party. The statute of limitations that would apply to any claim in arbitration is the same as would apply under federal or state law. In addition, the prevailing party may go to court to enforce the arbitrator’s award of decision.

MISCELLANEOUS

The Company shall withhold any taxes that are required to be withheld from the awards provided under the Plan.

Employee’s benefits under this Plan cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

Plan payouts will be made in a manner that will comply with the Internal Revenue Code Section 409A (which means no later than two-and-a-half months after the end of the year in which it was earned).

The Plan is designed to comply with Internal Revenue Code Section 162(m), but if any amount payable as part of this Plan would not be deductible by the Company because of the limitations of that section, the payment shall be made in the next year in which the deduction is allowed.

The Plan and all rights hereunder shall be governed by the laws of the State of Washington, except to the extent preempted by federal law.

If any provision of this Plan is determined to be void or otherwise unenforceable, such determination shall not affect the validity of the remainder of this Plan. Waiver by either party of any breach of this Plan shall not operate or be construed as a waiver of any subsequent breach, or of the condition itself.

This Plan constitutes the entire Plan between the Company and the Plan participant as to the subject matter hereof. No rights are granted to the Plan participant by virtue of this Plan other than those specifically set forth herein.

This Plan replaces and supersedes any prior agreements between you and HomeStreet. The Plan may be amended or suspended at any time at the discretion of the Board of Directors. Employment with HomeStreet is terminable at will.

ACKNOWLEDGMENT

I have read, understand and accept all of the terms of this Plan.

Printed Name	Signature	Date